UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20559

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Stewart Enterprises, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[Letterhead of Stewart Enterprises, Inc.]

February 20, 2004

To our shareholders:

     You are cordially invited to the annual meeting of shareholders of Stewart Enterprises, Inc. to be held at 11:00 a.m. on April 13, 2004, in the Hotel Intercontinental, 444 St. Charles Avenue, New Orleans, Louisiana.

     The attached notice of meeting and proxy statement describe in detail the matters proposed by your board of directors to be considered and voted upon at the meeting.

     It is important that your shares be represented at the meeting. Accordingly, we ask that you read the attached notice of meeting and proxy statement carefully and that you complete, date and sign the enclosed proxy and return it promptly in the accompanying postpaid envelope. This will ensure that your vote is counted. Furnishing the enclosed proxy will not prevent you from voting in person at the meeting if you wish to do so.

     Please return the enclosed proxy and save us the cost of having to contact you again in order to obtain your signed proxy.

Sincerely, William E. Rowe Chairman of the Board, Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS
Stock Ownership of Directors and Executive Officers
Stock Ownership of Certain Beneficial Owners
ELECTION OF DIRECTORS
General
Nominations
Policies Regarding Director Attendance at Annual Meetings and Communications with Directors
Nominees and Continuing Directors
Compensation of Directors
Audit Committee Report
Submitted by the Audit Committee:
EXECUTIVE COMPENSATION
Summary of Compensation
Stock Options
Supplemental Executive Retirement Plan
Employment Agreements
Change of Control Agreements
Compensation Committee Interlocks and Insider Participation
Compensation Committee Report on Executive Compensation
General
Salary
Incentive Bonus
Stock Options
Section 162(m) of the Internal Revenue Code
TOTAL RETURN COMPARISON
CERTAIN TRANSACTIONS
General
Section 16(a) Beneficial Ownership Reporting Compliance
PROPOSAL TO RATIFY THE RETENTION OF INDEPENDENT AUDITORS
OTHER MATTERS
Quorum and Voting of Proxies
Shareholder Proposals
APPENDIX A

STEWART ENTERPRISES, INC.
110 Veterans Memorial Boulevard
Metairie, Louisiana 70005

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF STEWART ENTERPRISES, INC.:

     You are cordially invited to the 2004 annual meeting of our shareholders which will be held in the Hotel Intercontinental, 444 St. Charles Avenue, New Orleans, Louisiana, on April 13, 2004, at 11:00 a.m. for the following purposes:

•	To elect three directors to serve a three-year term of office expiring at our 2007 annual meeting

•	To ratify the retention of PricewaterhouseCoopers LLP, certified public accountants, as independent auditors for the fiscal year ending October 31, 2004

•	To transact such other business as may properly come before the meeting or any adjournment thereof

     Only shareholders of record at the close of business on February 17, 2004 are entitled to notice of and to vote at our 2004 annual meeting.

     If you are unable to attend in person and wish to have your shares voted, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTPAID ENVELOPE AS PROMPTLY AS POSSIBLE. You may revoke your proxy by giving notice to our Secretary at any time before it is voted at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS Loralice A. Trahan Secretary

Metairie, Louisiana
February 20, 2004

STEWART ENTERPRISES, INC.
110 Veterans Memorial Boulevard
Metairie, Louisiana 70005

February 20, 2004

PROXY STATEMENT

     We are furnishing this proxy statement to our shareholders in connection with the solicitation of proxies on behalf of our board of directors for use at the 2004 annual meeting of our shareholders to be held on April 13, 2004, at 11:00 a.m. in the Hotel Intercontinental, 444 St. Charles Avenue, New Orleans, Louisiana.

     Only holders of record of our Class A and Class B common stock at the close of business on February 17, 2004 are entitled to notice of and to vote at our 2004 annual meeting. On that date, we had outstanding (A) 104,258,525 shares of our Class A common stock, each of which is entitled to one vote, and (B) 3,555,020 shares of our Class B common stock, each of which is entitled to ten votes.

     You may revoke your proxy at any time before it is voted at the annual meeting by filing with our Secretary a written revocation or duly executed proxy bearing a later date. Your proxy will be deemed revoked if you attend the annual meeting and vote in person.

     We will begin mailing this proxy statement to our shareholders on or about February 20, 2004, and we will bear the cost of soliciting proxies in the enclosed form. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and facsimile. We will ask banks, brokerage houses and other institutions, nominees and fiduciaries to forward the soliciting material to their principals and to obtain authorization for the execution of proxies, and we will reimburse them upon request for their reasonable expenses in so acting.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS

Stock Ownership of Directors and Executive Officers

     The table below sets forth certain information concerning the beneficial ownership, as of February 18, 2004, of our Class A and Class B common stock by (1) each director and director nominee, (2) each executive officer for whom compensation information is disclosed under the caption “Executive Compensation,” and (3) all of our directors and executive officers as a group, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power.

				Acquirable through
		Number of Shares		Currently
		Beneficially		Exercisable	Percent
Beneficial Owner	Class	Owned(1)(2)		Stock Options(3)	of Class(3)
Directors and Director Nominees
Frank B. Stewart, Jr.	Class A	7,228,100	(4)	0	6.9%
111 Veterans Memorial Boulevard	Class B	3,555,020	(5)	0	100.0%
Suite 160 Metairie, LA 70005
William E. Rowe	Class A	494,165	(6)	1,170,000	1.6%
Kenneth C. Budde	Class A	129,701	(7)	585,000	*
Leslie R. Jacobs	Class A	10,100	(8)	29,167	*
John P. Laborde	Class A	23,178	(9)	64,400	*
Alden J. McDonald, Jr.	Class A	3,000	(10)	29,167	*
James W. McFarland	Class A	16,140		64,400	*
Michael O. Read	Class A	43,432	(11)	64,400	*
Thomas M. Kitchen(12)	Class A	14,000		2,083	*
Named Executive Officers(13)
Lawrence B. Hawkins	Class A	56,601	(14)	417,000	*
Brent F. Heffron	Class A	83,066	(15)	485,000	*
Everett N. Kendrick	Class A	40,746	(16)	404,000	*
All directors and executive officers as a group (15 persons)	Class A	8,336,898	(17)	4,477,947	11.8%
	Class B	3,555,020		0	100.0%

*	Less than 1%.

(1)	Excludes shares subject to options currently exercisable or exercisable within 60 days, which shares are set forth separately in the next column.

(2)	Includes shares held indirectly through the Stewart Enterprises Employees’ Retirement Trust (SEERT). Individuals participating in the SEERT have sole investment power, but no voting power, over the shares. Participants in the SEERT may choose to direct personal contributions, as well as matching and discretionary profit sharing contributions from our company, into the Stewart Enterprises Company Stock Fund (the “Fund”). The Fund is a blend of Stewart Enterprises, Inc. Class A common stock and cash. Participants do not have direct ownership of Stewart Enterprises, Inc. stock, but rather have ownership of units in the Fund. As of December 31, 2003, one unit in the Fund was equivalent to .773 of a share of stock.

(3)	Consists of shares subject to options currently exercisable or exercisable within 60 days. These shares are deemed to be outstanding for purposes of computing the percentage of outstanding Class A common stock owned by a person individually and by all directors and executive officers as a group but are not deemed to be outstanding for the purpose of computing the individual ownership percentage of any other person.

(4)	Includes 6,758,444 shares owned as community property with Mr. Stewart’s wife, 442,350 shares owned by the Frank B. Stewart, Jr. Foundation (a non-profit corporation), with respect to which Mr. Stewart shares voting and investment power, and 27,306 shares held indirectly by Mr. Stewart through the SEERT.

(5)	Each share of Class B common stock has ten votes per share and, unless otherwise required by law, the holder of Class B common stock votes together with the holders of Class A common stock on all matters brought before the shareholders.

(6)	Includes 7,035 shares held indirectly by Mr. Rowe through the SEERT, 166,000 shares of restricted stock and 200 shares owned by Mr. Rowe’s wife.

(7)	Includes 8,453 shares held indirectly by Mr. Budde through the SEERT and 17,500 shares of restricted stock.

(8)	Includes 100 shares owned by Ms. Jacob’s husband’s IRA.

(9)	Includes 428 shares owned by Mr. Laborde’s wife.

(10)	Owned by Mr. McDonald through a family corporation with respect to which Mr. McDonald shares voting and investment power.

(11)	Includes 10,500 shares held in a trust, with respect to which Mr. Read is a trustee and shares voting and investment power.

(12)	Mr. Kitchen was appointed to the board on February 18, 2004 to fill the vacancy created when Mr. Marlowe resigned in 2003.

(13)	Information regarding Messrs. Rowe and Budde, who are the named executive officers other than Messrs. Hawkins, Heffron and Kendrick, appears immediately above, under the caption “Directors and Director Nominees.”

(14)	Includes 6,148 shares held indirectly by Mr. Hawkins through the SEERT and 17,500 shares of restricted stock.

(15)	Includes 2,874 shares held indirectly by Mr. Heffron through the SEERT and 15,000 shares of restricted stock.

(16)	Includes 5,168 shares held indirectly by Mr. Kendrick through the SEERT, 5,010 shares held indirectly by Mr. Kendrick’s wife through the SEERT, 1,405 shares owned by Mr. Kendrick’s wife and 15,000 shares of restricted stock.

(17)	As of February 18, 2004, all directors and executive officers as a group beneficially owned shares of Class A and Class B common stock representing 33.5 percent of total voting power.

Stock Ownership of Certain Beneficial Owners

     As of February 18, 2004, the persons named below were, to our knowledge, the only beneficial owners of more than 5 percent of our outstanding Class A common stock, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, other than Frank B. Stewart, Jr., whose beneficial ownership of our Class A and Class B common stock is described above.

		Amount and Nature of		Percent
Beneficial Owner	Class	Beneficial Ownership		of Class
Dimensional Fund Advisors, Inc. 1299 Ocean Avenue 11th Floor Santa Monica, California 90401	Class A	7,679,683	(1)	7.4%
J.C. Clark Ltd. 161 Bay Street Suite 2240 BCE Place Toronto, Ontario M5J2S1	Class A	5,905,113	(2)	5.7%

(1)	Based solely on information contained in a Schedule 13 G/A filed with the Securities and Exchange Commission (“SEC”) on February 6, 2004, indicating that all shares shown as beneficially owned are held with sole voting and investment power.

(2)	Based solely on information contained in a Schedule 13G/A filed with the SEC on February 13, 2004, indicating that 5,768,318 shares shown as beneficially owned are held with sole voting and investment power and 136,795 shares shown as beneficially owned are held with shared voting and investment power.

ELECTION OF DIRECTORS

General

     Our Amended and Restated Articles of Incorporation (the “Articles”) and By-laws divide the board of directors into three classes serving three-year staggered terms and, pursuant to our By-laws and a resolution of the board of directors, the number of directors has been set at nine. The term of office of our Class II directors expires at our 2004 annual meeting. The Class III and Class I directors are serving terms that expire at our 2005 and 2006 annual meetings, respectively. At the recommendation of our corporate governance and nominating committee, Frank B. Stewart, Jr., John P. Laborde and Thomas M. Kitchen, our Class II directors whose terms are expiring, have been nominated by the board of directors for re-election at our 2004 annual meeting for a three-year term of office expiring at our 2007 annual meeting and until their successors are duly elected and qualified. Mr. Laborde, who recently turned 80, had expressed his desire to retire from the board at the end of his current term. At the unanimous request of the corporate governance and nominating committee, however, he has agreed to be nominated and stand for election for another term. He has advised the committee and the board that if elected he will retire at the end of the first year of his term. The corporate governance and nominating committee urged Mr. Laborde to serve an additional year because of the outstanding job he has done during all his years of service to the board and particularly since he was appointed as chairman of that committee and as the board’s lead independent director in 2003. On the recommendation of the corporate governance and nominating committee, the board amended the company’s by-law provision regarding mandatory director retirement to allow Mr. Laborde to be elected for an additional term, recognizing that he will retire at the end of the first year of his term.

     Unless authority to vote for the election of directors is withheld, the proxy holders named on the enclosed proxy will vote all shares represented thereby in favor of the election of each of the three nominees listed below. We are informed that each nominee is willing to serve; however, in accordance with our By-laws, if any of them should decline or become unable to serve for any reason, votes represented by the enclosed proxy will be cast instead for a substitute nominee designated by the board of directors, or, if none is designated, the number of directors will be reduced automatically by the total number of nominees withdrawn from consideration. Under our By-laws, directors are elected by plurality vote.

Nominations

     Our board of directors is open to suggestions from our shareholders on candidates for election to the board. Any shareholder may suggest a nominee by sending the following information to our corporate governance and nominating committee: (i) your name, mailing address and telephone number, (ii) the suggested nominee’s name, mailing address and telephone number, (iii) a statement whether the suggested nominee knows that his or her name is being suggested by you, and whether he or she has consented to being suggested and is willing to serve, (iv) the suggested nominee’s resume or other description of his or her background and experience and (v) your reasons for suggesting that the individual be considered. The information should be sent to the committee addressed as follows: Chairman, Corporate Governance and Nominating Committee, Stewart Enterprises, Inc., 110 Veterans Memorial Boulevard, Metairie, Louisiana 70005.

     A shareholder of record who does not wish to follow the foregoing procedure but who wishes instead to nominate directly one or more persons for election to the board of directors must comply with the procedures established by our Articles and By-laws. Pursuant to those procedures, the shareholder may nominate one or more persons for election at a meeting of shareholders only if the shareholder is entitled to vote at the meeting and provides timely notice in writing to our Secretary at our principal office, 110 Veterans Memorial Boulevard, Metairie, Louisiana 70005. To be timely, a shareholder’s notice must be received at our principal office not less than 45 days nor more than 90 days prior to the meeting; however, if less than 55 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received at our principal office no later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The notice must include the following information with respect to each person the shareholder proposes to nominate: (1) the person’s name, age, business address and residential address, (2) the person’s principal occupation or employment, (3) the class and number of shares of our capital stock of which such person is the beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934), (4) the person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected and (5) any other information relating to such person that would be required to be disclosed in solicitations of proxies for the election of directors, or otherwise would be required, in each case pursuant to Regulation 14A of the Securities Exchange Act of 1934. The notice also must include the following information with respect to the shareholder giving the notice: (1) the name and address of the shareholder and (2) the class and number of shares of our capital stock of which the shareholder is the beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934). If requested in writing by our Secretary at least 15 days in advance of the meeting, the shareholder must disclose to our Secretary, within ten days of the request, whether the person is the sole beneficial owner of the shares held of record by the shareholder, and, if not, the name and address of each other person known by the shareholder of record to claim or have a beneficial interest in the shares.

Policies Regarding Director Attendance at Annual Meetings and Communications with Directors

     It is the policy of our board of directors that directors are strongly encouraged to attend all annual shareholder meetings. Seven of our directors attended the 2003 annual meeting of shareholders. Our board of directors has also adopted a process by which shareholders may communicate with our directors. Any shareholder wishing to do so may write to the board of directors at the company’s principal business address, 110 Veterans Memorial Boulevard, Metairie, Louisiana 70005. Any shareholder communication so addressed will be delivered unopened to the director to whom it is addressed or to the Chairman of the Board if addressed to the board of directors.

Nominees and Continuing Directors

     The following table sets forth certain information regarding the directors and nominees for election as directors including whether he or she has been determined by the board of directors to be “independent,” as defined by the listing standards of the Nasdaq Stock Market, Inc. Unless otherwise indicated, each director has been engaged in the principal occupation shown for more than the past five years.

		Nominated
Name, Age, Principal Occupation	Director	for Term
and Directorships in other Public Companies	Since	Expiring	Independent
Nominees for Election as Class II Directors:
Frank B. Stewart, Jr., 68	1970	2007	No
Chairman Emeritus(1)
John P. Laborde, 80	1995	2007	Yes
Retired, Chairman Emeritus, Tidewater Inc. (marine transportation) and Chairman, Laborde Marine Lifts, Inc. (marine offshore services)(2)
Thomas M. Kitchen, 56	2004	2007	Yes
Investment Management Consultant, Equitas Capital Advisors, LLC(3)
The board of directors unanimously recommends a vote FOR each of the nominees listed above.
Continuing Class III Directors:
James W. McFarland, 58	1995	2005	Yes
Dean, A.B. Freeman School of Business, Tulane University(4)
Kenneth C. Budde, 56	1998	2005	No
Executive Vice President and Chief Financial Officer(5)
Alden J. McDonald, Jr., 60	2001	2005	Yes
President, Chief Executive Officer and Director, Liberty Bank and Trust Co.(6)
Continuing Class I Directors:
William E. Rowe, 57	1994	2006	No
Chairman of the Board, Chief Executive Officer and President(7)
Michael O. Read, 60	1991	2006	Yes
Senior Vice President, Hibernia National Bank(8)
Leslie R. Jacobs, 44	2001	2006	Yes
Principal, Strategic Comp Holdings, LLC (managing general insurance agency)(9)

(1)	Mr. Stewart retired as Chairman of the Board in September 2003 and became Chairman Emeritus at that time.

(2)	Mr. Laborde is also a director of Stone Energy Corporation and VT Halter Marine, Inc. He is the chairman of our corporate governance and nominating committee and has been designated by that committee as the board’s lead independent director. He is also a member of our audit, investment and compensation committees. As stated above under the caption “General,” Mr. Laborde has advised the board that if elected, he will retire from the board at the expiration of the first year of his three-year term.

(3)	Mr. Kitchen is also a director of Conrad Industries, Inc. He is a member of our audit committee. From 1987 to 1999, he was Chief Financial Officer of Avondale Industries, Inc., a publicly-traded company engaged primarily in the design, construction, system integration and repair of large, complex ships for commercial and government customers. He served as President of Avondale from 1999 to 2002, after Avondale’s acquisition by Litton Industries, which was subsequently acquired by Northrop Grumman Corporation.

(4)	Dean McFarland is also a director of Sizeler Property Investors, Inc. He is the chairman of our compensation committee and investment committee and a member of our audit committee and corporate governance and nominating committee.

(5)	Mr. Budde is a member of our investment committee.

(6)	Mr. McDonald is the chairman of our audit committee and a member of our corporate governance and nominating committee.

(7)	Mr. Rowe has served as our Chairman of the Board since September 2003, as our Chief Executive Officer since November 1999 and as our President since November 1994. He was our Chief Operating Officer from April 1994 until November 1999.

(8)	Mr. Read is a member of our audit committee, compensation committee and corporate governance and nominating committee. Prior to January 2001, Mr. Read was a Vice President at Marsh USA, Inc., an insurance brokerage and consulting firm.

(9)	Ms. Jacobs is a member of our compensation committee and corporate governance and nominating committee. Prior to July 2000, Ms. Jacobs was President and owner of Rosenthal Agency, Inc., an independent insurance broker. From July 2000 to February 2002, she served as President of Hibernia Rosenthal Insurance Agency, LLC. From March 2002 to March 2003, she served as a consultant to Hibernia Rosenthal Insurance Agency, LLC.

     During the fiscal year ended October 31, 2003, our board of directors held seven meetings. Each director attended 75 percent or more of the aggregate number of meetings of the board of directors and committees of which he or she was a member that were held during the period in which he or she served.

     Our board of directors has an audit committee on which Messrs. McDonald, Laborde, McFarland and Read serve. In addition, Mr. Kitchen joined the audit committee in February 2004. The audit committee performs the functions described below under the heading “Audit Committee Report.” The audit committee met fourteen times during the fiscal year ended October 31, 2003.

     Our board of directors also has a compensation committee on which Messrs. McFarland, Laborde, Read and Ms. Jacobs serve. The compensation committee performs the functions described below under the heading “Executive Compensation — Compensation Committee Report on Executive Compensation.” The compensation committee met six times during the fiscal year ended October 31, 2003.

     Our board of directors also has a corporate governance and nominating committee on which Messrs. Laborde, McDonald, McFarland, Read and Ms. Jacobs serve. All members of the corporate governance and nominating committee are independent, as independence for nominating committee members is defined in the listing standards of the Nasdaq Stock Market, Inc. The committee operates under a written charter adopted by the board of directors, a copy of which is attached as Appendix A. The corporate governance and nominating committee met nineteen times during the fiscal year ended October 31, 2003.

     The corporate governance and nominating committee is responsible for corporate governance, succession planning and the identification and recommendation to the full board of directors of candidates for nomination or re-nomination to the board of directors. The committee will consider candidates recommended by shareholders who follow the procedures described above under the caption “Nominations.” Although the committee has not established specific minimum qualifications for a position on the board of directors, it believes that candidates should have a strong educational background, a record of outstanding business or professional achievement and an impeccable reputation for integrity. The committee also believes that the experience and skills of the board members should be complementary, such that the board as a whole has a broad range of experiences. To identify potential director candidates, the committee primarily has sought suggestions from current board members and their contacts. The committee will also accept suggestions from shareholders who follow the nomination procedures described above and may seek the assistance of a professional search firm from time to time in the future. The committee gathers such additional information on suggested candidates as it deems relevant, considers which candidates it wishes to pursue further based on the criteria described above, interviews the remaining candidates, deliberates, and then decides which candidate or candidates to recommend to the board. The committee evaluates candidates suggested by shareholders in the same manner as candidates from all other sources.

     During late 2003 and early 2004, the corporate governance and nominating committee sought to fill a vacancy on the board with a candidate who would qualify as an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission. The committee recommended to the board that Thomas M. Kitchen be appointed to fill that vacancy and be nominated to serve a full three-year term commencing at the 2004 annual meeting. Mr. Kitchen was recommended to the committee by a non-management director. The board accepted that recommendation and appointed Mr. Kitchen to the board and the audit committee on February 18, 2004.

Compensation of Directors

     Each member of the board of directors who is not a full-time employee (an “Outside Director”) was paid during the last fiscal year (1) a quarterly retainer of $5,250, (2) $1,500 for each board meeting attended and (3) $1,500 for each committee meeting attended. Meeting fees for committee chairs are $1,800 per meeting. Directors who are employees do not receive additional compensation for their service on the board or board committees.

     We granted options under the Amended and Restated Directors’ Stock Option Plan (the “1996 Directors’ Plan”) to each person who was an Outside Director on January 31, 2000. The Outside Directors were each granted an option to acquire 14,400 shares of our Class A common stock. The options are exercisable immediately and expire on January 31, 2005. The exercise price of the options is the fair market value of the Class A common stock on the date of grant, or $6.00 per share. There are no additional options available to be granted under the 1996 Directors’ Plan.

     In 2000, we adopted the 2000 Directors’ Stock Option Plan (the “2000 Directors’ Plan”), pursuant to which each person who was an Outside Director at the time was granted an option to purchase 50,000 shares of our Class A common stock. The options generally become exercisable in 25 percent annual increments beginning on April 13, 2001 and expire on January 31, 2005. The compensation committee may accelerate the exercisability of any options at any time at its discretion, and the options become immediately exercisable in the event of a change of control, as defined in the plan. The exercise price of the options is the fair market value of the Class A common stock on the date of grant, or $4.30 per share. Any person who joins the board as an Outside Director prior to the 2004 Annual Meeting of Shareholders will receive an option for a pro rata portion of a 50,000 share option grant, exercisable at a price equal to the fair market value of the Class A common stock on the date of grant. Leslie R. Jacobs and Alden J. McDonald, Jr. became Outside Directors in December 2001 and were each granted options to purchase 29,167 shares of our Class A common stock with an exercise price of $6.05 per share. Thomas M. Kitchen became an Outside Director in February 2004 and was granted an option to purchase 2,083 shares of our Class A common stock with an exercise price of $6.25 per share.

Audit Committee Report

     The audit committee operates under a written charter adopted by the board of directors. The members of the audit committee are Alden J. McDonald, Jr., John P. Laborde, James W. McFarland and Michael O. Read. In

addition, Thomas M. Kitchen was appointed to the audit committee in February 2004, after the preparation of this audit committee report. All members of the audit committee are independent, as independence for audit committee members is defined in the listing standards of the Nasdaq Stock Market, Inc. The board has determined that Thomas M. Kitchen is an audit committee financial expert as defined by Securities and Exchange Commission rules.

     The audit committee oversees our company’s accounting and financial reporting processes and the audit of our financial statements on behalf of our board. Management has the primary responsibility for the financial statements and the accounting and financial reporting processes, including the system of disclosure controls and procedures and internal control over financial reporting.

     In this context, the audit committee has met and held discussions with management and our internal and independent auditors. Management represented to the audit committee that our company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and fairly present, in all material respects, the financial condition, results of operations and cash flows of our company as of and for the periods presented in the financial statements. The audit committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The audit committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees) and SAS No. 90 (Audit Committee Communications).

     In addition, the audit committee has discussed with the independent auditors the auditors’ independence from our company and our management, including matters in the written disclosures provided by the independent auditors to the audit committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The independent auditors have represented to the company that they are independent under applicable rules of the Securities and Exchange Commission.

     The audit committee has discussed with our internal and independent auditors the overall scope and plans for their respective audits. The audit committee has met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our company’s internal controls over financial reporting and the overall quality of our company’s financial reporting.

     In reliance on the reviews and discussions referred to above, the audit committee recommended to the board, and the board has approved, that the audited consolidated financial statements be included in our company’s Annual Report on Form 10-K for the year ended October 31, 2003, for filing with the Securities and Exchange Commission.

     In accordance with the requirements of its charter, the committee has also selected, subject to shareholder ratification, PricewaterhouseCoopers LLP, certified public accountants, as our company’s independent auditors for fiscal year 2004.

     Audit Fees: Aggregate fees and costs billed to our company for professional services rendered for the audit of our financial statements including the audit of our Puerto Rican operations and Investors Trust, Inc. (“ITI”) for the fiscal years ended October 31, 2003 and 2002 and for reviewing the financial statements included in our company’s Form 10-Qs for the fiscal years ended October 31, 2003 and 2002 were $521,174 and $476,105, respectively.

     Audit-Related Fees: Aggregate fees and costs billed to our company for professional services related to the audit of the Stewart Enterprises Employees’ Retirement Trust (SEERT), fees associated with audits of our foreign operations necessitated by the sale of our foreign operations and other accounting consultations regarding financial accounting and reporting standards for the fiscal years ended October 31, 2003 and 2002 were $74,235 and $185,774, respectively.

     Tax Fees: Aggregate fees and costs billed to our company for professional services related to tax compliance, including the preparation of tax returns, expatriate tax assistance and tax structure matters necessitated by the sale of our foreign operations for the fiscal years ended October 31, 2003 and 2002 were $143,491 and $123,465, respectively.

     All Other Fees: There were no fees and costs billed to our company for professional services other than audit fees, audit-related fees and tax fees.

     The audit committee has determined that the provision of services covered by the three preceding paragraphs is compatible with maintaining the principal accountant’s independence from our company.

     The audit committee’s charter provides that the committee will pre-approve all audit services and permitted non-audit services to be performed for the company by its independent auditors. The audit committee may delegate authority to pre-approve audit services, other than the audit of the company’s annual financial statements, and permitted non-audit services to one or more committee members, provided that the decisions made pursuant to this delegated authority must be presented to the full committee at its next scheduled meeting. Pursuant to its charter, the committee has adopted procedures for the pre-approval of services by the company’s independent auditor. The committee will, on an annual basis, retain the independent audit firm and pre-approve the scope of all audit services and specified audit-related services. The chair of the committee or the full committee must pre-approve the firm’s review of any registration statements containing or incorporating by reference the firm’s audit report and the provision of any related consent and the preparation and delivery of any comfort letters. The committee has pre-approved the independent audit firm’s providing advice regarding isolated accounting and tax questions up to $25,000 per calendar quarter. Any other permitted non-audit services must be pre-approved by either the chair or the full audit committee. In fiscal year 2003, 100 percent of the fees paid by the company to the independent auditors were pre-approved in compliance with the policies described above.

Submitted by the Audit Committee:

John P. Laborde	Alden J. McDonald, Jr.	James W. McFarland	Michael O. Read

EXECUTIVE COMPENSATION

Summary of Compensation

     The following table sets forth information with respect to the compensation paid to our Chief Executive Officer and to each of our four most highly compensated other executive officers for services rendered during the fiscal years ended October 31, 2003, 2002 and 2001.

SUMMARY COMPENSATION TABLE

				Long Term
				Compensation
		Annual Compensation		Awards
Name and				Securities
Principal				Underlying	All Other
Position	Year	Salary	Bonus	Options	Compensation
William E. Rowe	2003	$650,000	$0	0	$80,307	(1)
Chairman of the Board,	2002	650,000	585,000	0	61,658
Chief Executive Officer	2001	650,000	330,000	0	40,438
and President
Kenneth C. Budde	2003	300,000	0	0	26,514	(1)
Executive Vice President	2002	300,000	246,750	0	22,052
and Chief Financial Officer	2001	300,000	175,000	0	15,628
Lawrence B. Hawkins	2003	300,000	0	0	11,904	(1)
Executive Vice President	2002	300,000	175,000	0	7,951
and President-Investors	2001	294,755	110,000	250,000	8,150
Trust, Inc.
Brent F. Heffron	2003	300,000	0	0	25,255	(1)
Executive Vice President	2002	300,000	98,500	0	30,332
and President-Southern Div.	2001	300,000	110,000	0	12,843
Everett N. Kendrick	2003	300,000	0	50,000	15,746	(1)
Senior Vice President	2002	300,000	97,500	50,000	11,803
and President-Sales and	2001	300,000	110,000	50,000	7,278
Marketing Div.

(1)	Consists of our contributions to the accounts of the named executive officers in our Stewart Enterprises Employees’ Retirement Trust (SEERT), our contributions to the accounts of the named executive officers in our Supplemental Retirement and Deferred Compensation Plan (the “Supplemental Plan”) and interest earned in the named executive officers’ accounts in the Supplemental Plan that is considered to be at an above-market interest rate as compared to 120% of the federal long-term rate as prescribed under Section 1274(d) of the Internal Revenue Code, respectively: Mr. Rowe, $7,058, $37,228 and $36,021; Mr. Budde, $6,443, $9,927 and $10,144; Mr. Hawkins, $8,666, $2,216 and $1,022; Mr. Heffron, $7,432, $7,822 and $10,001; Mr. Kendrick, $6,905, $7,295 and $1,546.

Stock Options

     The following two tables present information with respect to the executive officers named in the Summary Compensation Table concerning grants and exercises of stock options during the last fiscal year and unexercised options as of October 31, 2003.

Option Grants in Last Fiscal Year

		% of Total			Potential Realizable Value at Assumed
	Number of	Options			Annual Rates of Stock Price Appreciation
	Securities Underlying	Granted to Employees			for Option Term(2)
	Options	in Fiscal	Exercise	Expiration
	Granted(1)	Year	Price	Date	5%	10%
Everett N. Kendrick	50,000	19.7%	$5.16	04/12/05	$26,445	$54,180

(1)	All options become immediately exercisable upon a change of control of our company, and the compensation committee may accelerate the exercisability of the options at any time in its discretion. The options become exercisable ratably over the term of the option, on the same vesting dates as other grants under the 1995 Incentive Compensation Plan.

(2)	The appreciation is calculated over the term of the options rounded to the nearest one-half year, beginning with the fair market value on the date of grant of the options, which was $5.16 on June 12, 2003. As of February 17, 2004, the price of a share of our Class A common stock was $6.25.

Aggregate Option Exercises in Last Fiscal Year
and Fiscal Year End Option Values

			Number of
			Securities Underlying		Value of Unexercised
			Unexercised		In-the-Money
			Stock Options at		Options at
	Shares		October 31, 2003		October 31, 2003(1)
	Acquired	Value
	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
William E. Rowe	0	$0	920,000	250,000	$0	$0
Kenneth C. Budde	0	0	460,000	125,000	0	0
Lawrence B. Hawkins	0	0	304,500	112,500	0	0
Brent F. Heffron	0	0	385,000	100,000	0	0
Everett N. Kendrick	0	0	248,270	155,730	0	0

(1)	The value reflected in this table is equal to the difference between the stock price at October 31, 2003 and the exercise price multiplied by the number of exercisable and unexercisable “in-the-money” options, respectively.

Supplemental Executive Retirement Plan

     Effective April 1, 2002, the company adopted the Stewart Enterprises, Inc. Supplemental Executive Retirement Plan (the “SERP”). The SERP is an unfunded, nonqualified, noncontributory defined benefit plan that provides retirement benefits to all of our executive officers. The benefits provided under the SERP are intended to supplement the benefits available under our 401(k) Plan and, in part, to replace a benefit previously available under the executive officers’ employment agreements.

The SERP provides for a monthly retirement benefit based solely on a percentage of final average compensation, which is defined as the participant’s average monthly salary for the 36 months prior to the participant’s retirement date. The percentage varies based on whether the participant is designated as a “Class A” or “Class B” participant. The normal annual retirement benefit for a Class A participant is 50% of final average compensation and for a Class B participant is 40% of final average compensation. If the employee elects early retirement prior to age 65, benefits are reduced based on the number of years or partial years the early retirement date precedes age 65. A participant who terminates employment prior to age 55 is not eligible to receive benefits under the SERP.

     Participants receive their benefit in the form of a monthly life annuity unless they elect a joint-and-survivor annuity or a ten-years-certain and life annuity. If the participant elects an alternate payment option, the benefit will be the actuarial equivalent of a life annuity.

     Assuming that final average compensation equals 2003 fiscal year base salary, the estimated annual benefits that would be payable at normal retirement age to Messrs. Rowe and Budde, each of whom is a Class A participant, and Messrs. Hawkins, Heffron and Kendrick, each of whom is a Class B participant, are $325,000, $150,000, $120,000, $120,000 and $120,000, respectively.

Employment Agreements

     Effective November 1, 2001, we renewed our employment agreements with Messrs. Rowe, Budde, Hawkins, Heffron and Kendrick (sometimes referred to as the “Named Executive Officers”). The agreements provide for employment of the Named Executive Officer through October 31, 2004, subject to earlier termination under limited, specified circumstances, at a fixed annual salary. The agreements also provide for an annual bonus, which is awarded based upon factors established annually. In January 2004, Mr. Rowe’s agreement was extended through October 31, 2006, and his maximum bonus opportunity was increased. In January 2004, Mr. Budde’s agreement was amended to increase his maximum bonus opportunity. Each executive has agreed that he will not compete with us for a period of two years after the termination of his employment.

     Mr. Rowe’s employment agreement provides for a salary of $650,000 per fiscal year and a maximum bonus of 180% of salary per year. Mr. Budde’s agreement provides for a salary of $300,000 per fiscal year and a maximum bonus of 140% of salary per year. Mr. Hawkins’, Mr. Heffron’s and Mr. Kendrick’s agreements provide for a salary of $300,000 per fiscal year and a maximum bonus of $300,000 per fiscal year.

     The employment agreements also provide that if we terminate the Named Executive Officer’s employment without “cause” (as defined in the agreement), or the Named Executive Officer terminates his employment for “good reason” (as defined in the agreement), we must pay the executive two times his annual salary over a two year period.

Change of Control Agreements

     Effective November 1, 2001, we renewed our change of control agreements with the Named Executive Officers. The change of control agreements supercede the employment agreements after a change of control. The agreements provide that if a change of control occurs before October 31, 2004, the executive’s employment term will continue through the later of the second anniversary of the change of control or October 31, 2004, subject to earlier termination pursuant to the agreement. In January 2004, Mr. Rowe’s agreement was extended through October 31, 2006. After a change of control and during the employment term, the executive is entitled to substantially the same position in substantially the same location as prior to the change of control. In addition, the executive is entitled to the salary, maximum bonus and benefits provided in his employment agreement or, if more favorable, those provided to peer employees of the acquiror.

     If after a change of control, but during the employment term, we terminate the executive’s employment without “cause” (as defined in the agreements) or the executive terminates employment for “good reason” (as defined in the agreements), we must pay the executive in cash within 30 days of termination an amount equal to three times the sum of his salary and maximum bonus. “Good reason” includes the failure of the acquiror to provide the executive with substantially the same position after the change of control, and the executive’s position is not considered to be substantially the same after a change of control unless he holds an equivalent position with the ultimate parent company of the entity resulting from the transaction. In addition, a termination by the executive for any reason during the 30-day period immediately following the first anniversary of the change of control is deemed a termination for “good reason.” The non-competition provisions of the executive’s employment agreement continue to apply after a change of control.

     If after a change of control the executive is subjected to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (whether by virtue of the benefits of the change of control agreement or otherwise, including by virtue of the acceleration of the exercisability of stock options), we must pay the executive (whether or not his employment has terminated) such amounts as are necessary to place him in the same position after payment of federal income and excise taxes as he would have been if such provisions had not been applicable to him. We have agreed, to the extent permitted by applicable law, to take all reasonable steps to ensure that the executive is not, by reason of a change of control, deprived of the economic value (including any value attributable to the change of control) of (1) any options to acquire our common stock or (2) any of our common stock beneficially owned by the executive. We have agreed to pay as incurred, to the full extent permitted by law, all legal fees and expenses the executive may reasonably incur as a result of any contest of the validity or enforceability of, or liability under, any provision of the change of control agreement.

Compensation Committee Interlocks and Insider Participation

     During the last fiscal year, James W. McFarland, John P. Laborde, Michael O. Read and Leslie R. Jacobs served on the compensation committee. No member served as an officer or employee of our company or any of our subsidiaries prior to or while serving on the compensation committee. None of our executive officers served during the last fiscal year on the board of directors or on the compensation committee of another entity, one of whose executive officers served on our board of directors or on our compensation committee.

Compensation Committee Report on Executive Compensation

   General

     The compensation committee is responsible for setting and administering the policies that govern executive compensation. The committee is composed entirely of independent, non-employee directors. Reports of the committee’s actions are presented to the full board of directors. The purpose of this report is to summarize the policies, specific program elements and factors considered by the committee in making decisions about executive compensation.

     Our executive compensation policies are designed to:

ß	Provide competitive levels of compensation that integrate pay with our annual and long-term performance goals

ß	Reward achievements in corporate performance

ß	Recognize individual initiative and performance

ß	Assist us in attracting and retaining qualified executives

ß	Align the interests of executives with the long-term interests of shareholders through award opportunities that can result in ownership of our common stock

     Our executive compensation program is primarily comprised of salaries, annual cash incentive bonuses, long-term incentives in the form of stock options and restricted stock awards, and benefits under our qualified and non-qualified retirement plans.

     During the last fiscal year, the committee retained an independent consulting firm to review our executive compensation. The firm’s report compared our executive compensation with a peer group made up of companies in death care related industries, a larger peer group that included other service companies and a large survey of companies with similar revenues. The committee decided to set the target level of executive compensation (including salary, bonus and long-term incentives) at approximately the 75th percentile of companies included in these peer groups and survey.

   Salary

     The salary levels of our Named Executive Officers are set forth in employment agreements with the officers that were entered into in November 2001. The salary levels were set at that time in accordance with the committee’s compensation policies described above and after consideration of an independent consultant’s report issued in 2001. The salaries of Messrs. Rowe, Budde, Hawkins, Heffron and Kendrick for fiscal year 2003 were $650,000, $300,000, $300,000, $300,000 and $300,000, respectively.

   Incentive Bonus

     Our executive officers are eligible to receive an annual bonus, the maximum amount of which is set in their employment agreements. The amount of the annual bonus is determined in part based on specified performance criteria for each executive, which are reassessed annually, and in part based on a qualitative assessment of the executive’s performance. The agreements in effect during fiscal year 2003 with Messrs. Rowe, Budde, Hawkins, Heffron and Kendrick permitted maximum bonuses of $650,000, $300,000, $300,000, $300,000 and $275,000, respectively.

     The annual incentive bonus that Mr. Rowe was eligible to receive for fiscal 2003 was based 60% upon the achievement of certain earnings per share levels and 40% on qualitative factors. The bonus opportunities of the other executive officers were based on quantitative performance factors, including our earnings per share, as well as a subjective evaluation of qualitative factors. We did not achieve the quantitative performance necessary for Mr. Rowe or any of the other executive officers to earn the quantitative portion of the bonus and, with that in mind, the committee chose not to award any bonus amounts to executive officers based on subjective qualitative factors.

   Stock Options

     It has been the committee’s practice to grant options only every three to four years. The last option grants to Messrs. Rowe, Budde and Heffron were in fiscal year 2000, and Mr. Hawkins received his most recent grant in fiscal year 2001. Mr. Kendrick was awarded an option to purchase 50,000 shares of our Class A common stock in fiscal 2003. This grant was intended to increase his outstanding options to the level of other division presidents. Other option grants to executive officers in fiscal 2003 were also the result of promotions.

   Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits us from deducting more than $1 million in compensation paid to certain executive officers in a single year. An exception to the $1 million limit is provided for “performance-based compensation” that meets certain requirements, including approval by the shareholders. Options granted under our incentive compensation plans are structured to qualify as “performance-based compensation” and will be excluded in calculating the $1 million limit under Section 162(m).

     The committee’s policy is to structure compensation that will be fully deductible where doing so will further the purposes of our executive compensation programs. The committee also considers it important to retain flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible.

   Submitted by the Compensation Committee:

Leslie R. Jacobs	John P. Laborde	James W. McFarland	Michael O. Read

TOTAL RETURN COMPARISON

     The graph and corresponding table below provide a comparison of the cumulative total shareholder return on our Class A common stock, the S&P 500 Index and an industry index made up of Service Corporation International (“SCI”) and Carriage Services, Inc. (“Carriage”) for our last five fiscal years. We believe that we, SCI and Carriage are the only major death care providers that have been publicly traded in the United States throughout the entire period covered by the graph. The information in the graph is based on the assumption of a $100 investment on October 31, 1998 at the closing price on that date and includes the reinvestment of dividends. The returns of each issuer in the industry index are weighted according to its stock market capitalization at the beginning of each period for which a return is indicated.

CUMULATIVE TOTAL SHAREHOLDER RETURN

	Cumulative Total Shareholder Return
Index	October 31,
	1998	1999	2000	2001	2002	2003
Stewart Enterprises	100.0	20.8	9.4	26.9	24.3	18.1
S & P500 Index	100.0	125.7	133.3	100.1	89.9	102.5
Industry Index	100.0	25.8	8.2	23.6	15.9	15.4

CERTAIN TRANSACTIONS

General

     On July 15, 2003, we announced that Frank B. Stewart, Jr., Chairman of the Board, elected to retire and become Chairman Emeritus in September 2003. As part of Mr. Stewart’s retirement benefits agreement, we agreed to pay Mr. Stewart $1,650,000, payable in three installments of $550,000 each. The first payment was made within five days after the announcement of his retirement. The remaining two payments will be made on June 20, 2004 and June 20, 2005.

     On June 10, 2003, we announced that Brian J. Marlowe, former Chief Operating Officer, stepped down to pursue other interests. According to the terms of his employment agreement, he is entitled to receive an amount equal to two years of salary, or $800,000, over the next two years.

     During the fiscal year ended October 31, 1992, Mr. Stewart and two trusts established by Mr. and Mrs. Stewart for the benefit of their children entered into an agreement with us whereby we, with the approval of all of the disinterested members of our board of directors, agreed to advance the premiums on a split dollar “second-to-die” life insurance policy purchased by the trusts and insuring the lives of Mr. and Mrs. Stewart. On April 29, 2003, the outstanding amount advanced to the trusts, including accrued interest, was repaid in full by the trusts in the amount of $1,935,315.

     In January 1998, we discontinued an insurance policy on the life of Mr. Stewart unrelated to the policy described in the preceding paragraph. In order to purchase a replacement policy, The Stewart Family Special Trust borrowed $685,000 from us pursuant to a promissory note due 180 days after the death of Mr. Stewart. Interest on the note accrues annually at a rate equal to our cost of borrowing under our revolving credit facility and is payable when the principal becomes due. The amount of the loan is equal to the cash value received by us upon the discontinuance of the prior insurance policy. The loan proceeds were used by the trust to purchase a single premium policy on the life of Mr. Stewart. Certain of the beneficiaries of The Stewart Family Special Trust are members of Mr. Stewart’s family. The loan was approved by all of the disinterested members of the board of directors. The outstanding balance of the loan at October 31, 2003, including accrued interest, was approximately $973,671.

     In February 1997, in connection with our acquisition of Stricklin/Snively Mortuary and Catalina Channel Cremation Society, Randall L. Stricklin, Senior Vice President and President of our Western division and his wife, Barbara J. Stricklin, entered into non-competition agreements with one of our subsidiaries. These agreements provide that Mr. and Mrs. Stricklin will be paid a total of $500,000 in 40 equal quarterly installments. During fiscal year 2003, Mr. and Mrs. Stricklin were paid a total of $50,000.

     For 2003, we paid $280,665 in cash compensation to Brenna D. Bennett in her capacity as a senior sales executive for our company. Ms. Bennett is the wife of Everett N. Kendrick, Senior Vice President and President of our Sales and Marketing Division. We paid $66,185 in cash compensation to Michael Crane, Jr. in his capacity as a funeral home and cemetery general manager for our company. Mr. Crane is the son of Michael K. Crane, Sr., Senior Vice President and President of our Central Division. We also paid $88,723 in cash compensation to Scott Stephens in his capacity as Vice President of Cemetery Operations of the Northern Region of our Southern Division. Mr. Stephens is the brother of G. Kenneth Stephens, Jr., Senior Vice President and President of our Eastern Division.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10 percent beneficial owners to file with the SEC reports of ownership and changes in ownership of our equity securities. Based solely on a review of copies of such forms furnished to us, or written representations that no filings were required, we believe that all such required reports were filed on a timely basis during fiscal year 2003.

PROPOSAL TO RATIFY THE RETENTION OF INDEPENDENT AUDITORS

     The audit committee has selected PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending October 31, 2004, which selection will be submitted to the shareholders for ratification. If the shareholders do not ratify the selection of PricewaterhouseCoopers LLP by the affirmative vote of holders of a majority of the voting power present or represented at our 2004 annual meeting, the selection will be reconsidered by the audit committee.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from shareholders.

     The board of directors unanimously recommends that shareholders vote FOR the proposal to ratify the retention of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending October 31, 2004.

OTHER MATTERS

Quorum and Voting of Proxies

     The presence, in person or by proxy, of a majority of our company’s total voting power is necessary to constitute a quorum. If a quorum is present, (1) directors will be elected by plurality vote and (2) the ratification of the retention of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending October 31, 2004 will require the affirmative vote of the holders of a majority of the voting power present or represented at the annual meeting. With respect to any matter that is properly brought before the meeting, other than the election of directors, abstentions will have the effect of a vote against the proposal, and broker non-votes will be counted as not present with respect to the proposal.

     All duly executed proxies received by us in the form enclosed will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the nominees named above and the proposal to ratify the retention of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending October 31, 2004.

     The board of directors does not know of any matters to be presented at our 2004 annual meeting other than those described herein. However, if any other matters properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

Shareholder Proposals

     Any shareholder who desires to present a proposal for inclusion in our proxy materials relating to our 2005 annual meeting must forward the proposal to our Secretary at the address shown on the first page of this Proxy Statement in time to arrive at our offices no later than October 23, 2004.

     All shareholder proposals must comply with Section 2.14 of our By-laws in order to be eligible for consideration at a shareholders’ meeting. Our By-laws are filed with the SEC, and shareholders should refer to the By-laws for a complete description of the requirements. Any shareholder who wishes to present a proposal at our 2005 annual meeting must give us notice in advance of the meeting. The notice must be received by our Secretary no later than October 23, 2004 although this date will change in accordance with our By-laws if the date of our 2005 annual meeting is 30 calendar days earlier or later than April 13, 2005. The notice must contain (1) a complete and accurate description of the proposal; (2) a statement that the shareholder (or the shareholder’s legal representative) intends to attend the meeting and present the proposal and that the shareholder intends to hold of record securities entitled to vote at the meeting through the meeting date; (3) the shareholder’s name and address and the number of shares of our voting securities that the shareholder holds of record and beneficially as of the notice date and (4) a complete and accurate description of any material interest of the shareholder in the proposal.

BY ORDER OF THE BOARD OF DIRECTORS Loralice A. Trahan Secretary

Metairie, Louisiana
February 20, 2004

APPENDIX A

STEWART ENTERPRISES, INC.

CORPORATE GOVERNANCE AND NOMINATING
COMMITTEE CHARTER

December 2003

Membership

The Corporate Governance and Nominating Committee (the “Committee”) shall be comprised of at least three directors appointed by the Board, each of whom shall comply with the independence and other member qualification requirements of the trading markets on which the Company’s securities are listed and all legal requirements.

Committee Purpose

The Committee’s primary purpose is to provide oversight on the broad range of issues surrounding the composition and operation of the Board of Directors, including identifying individuals qualified to become Board members, recommending director nominees to the Board and recommending to the Board corporate governance principles applicable to the Company.

Authority and Responsibilities

The Committee shall have the authority and responsibilities set forth below. All actions and recommendations of the Committee with respect to such responsibilities must be approved by the Board of Directors in order to become effective as acts of the Company.

The Committee shall:

Director Nominees

è	Recommend director nominees to the Board. The Committee shall have the sole authority to recommend to the Board nominees for Board membership, unless such authority belongs to a third party under the terms of the Company’s Articles of Incorporation, By-laws or any shareholder agreement that allocates to a third party the right to nominate directors. Prior to each annual meeting of shareholders, the Committee shall recommend to the Board a slate of nominees to be presented to the shareholders for election. The Committee shall also recommend to the Board nominees to fill vacancies that may occur on the Board if the Committee believes that the vacancies should be filled.

☐	In performing such duties, the Committee may establish specific minimum qualifications that must be met by nominees and specific qualities or skills that the Committee believes are necessary for one or more directors to possess.

è	Consider director candidates recommended by shareholders who comply with the shareholder nomination procedures established in the Company’s Articles of Incorporation and By-laws and, if the Committee deems appropriate, recommend any additional procedures to be followed by shareholders in submitting recommendations.

è	Be responsible for recruiting, screening and interviewing potential Board candidates in a manner deemed appropriate by the Committee, and, if the Committee deems appropriate, develop a formal process for identifying and evaluating nominees for directors, including nominees recommended by shareholders.

è	Consider such other recommendations and nominations as may be brought to the Committee’s attention to the extent that the Committee deems appropriate.

è	Evaluate the performance of each incumbent director prior to the end of his or her term in connection with considering whether to nominate him or her for reelection.

Committee Membership

è	Recommend to the Board which directors should serve on and chair each Board committee, considering the relevant educational, business and Board experience of the directors and legal and trading market requirements, among other factors the Committee may deem appropriate.

☐	The Committee shall determine, for approval by the full Board, whether at least one member of the Company’s Audit Committee is an “audit committee financial expert,” as that term is defined by the Securities and Exchange Commission. If no member of the Audit Committee has such qualifications, the Committee shall determine whether it is in the Company’s best interest to identify and recruit a candidate having such qualifications.

☐	The Committee shall determine, for approval by the full Board, which members of the Board meet the definition of “independence” under the rules of the Securities and Exchange Commission and Nasdaq.

Evaluations of the Board of Directors and Committees of the Board

è	Be responsible for overseeing the Company’s compliance with the legal and trading market requirements for members of the Company’s Board and Board committees.

è	Review the Board’s committee structure periodically, including the number and types of committees.

è	Evaluate periodically the appropriateness of the composition and size of the Board of Directors.

è	Solicit input from the full Board regarding the effectiveness of the operation of the Board and Board committees.

Corporate Governance

è	Develop and recommend to the full Board corporate governance principles. Review the principles periodically for the purpose of:

☐	determining whether the principles are being effectively adhered to and implemented;

☐	ensuring that the principles are appropriate for the Company and comply with applicable laws, regulations, and listing standards; and

☐	recommending any desirable changes in the principles to the full Board.

Director Orientation and Continuing Education

è	Develop an orientation program for new directors, including meetings with senior management and visits to Company facilities.

è	Monitor the continuing education needs of directors with respect to the Company’s business, financial statements, corporate governance policies and other appropriate subjects and recommend action to the Board when appropriate.

Regulatory and Other Requirements

è	Monitor services unrelated to Board membership provided by non-employee directors to the Company and its subsidiaries.

è	Prior to publication, review and approve the sections of the Company’s proxy statement addressing directors, director nominees and the nomination process.

è	Review the Committee’s charter periodically and recommend to the Board such changes as are necessary or advisable.

è	Carry out such other duties and responsibilities as may be assigned to the Committee from time to time by the Board.

Meetings

The Committee shall meet at least once annually, and more frequently if the Committee deems it to be appropriate. Meetings may be called at the request of the Chair of the Committee, a majority of the members of the Committee, or the Company’s Chairman of the Board. The Committee shall make regular reports of its activities to the Board. When deliberating and voting on its recommendations, the Committee shall meet in executive session.

Advisors

The Committee shall have the power, to the extent it deems necessary or appropriate, to retain independent legal counsel, accountants or other advisors, and the Company shall provide for appropriate funding, as determined by the Committee, for such advisors. The Committee shall have the sole authority to retain and terminate any consulting firm used to identify director candidates and shall have sole authority to approve such firm’s fees and other engagement terms.

Approved by the Board of Directors December 17, 2003.

Please Mark Here for Address Change or Comments ☐
SEE REVERSE SIDE

1.	To elect three Class II Directors.				FOR	AGAINST	ABSTAIN
	FOR all nominees listed below (except as marked to the contrary below ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐	2.	To ratify the retention of PricewaterhouseCoopers LLP, certified public accountants, as independent auditors for the fiscal year ending October 31, 2004.	☐	☐	☐
			3.	In their discretion to vote upon such other business as may properly come before the meeting or any adjournment thereof.
INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below:
01 Frank B. Stewart, Jr. 02 John P. Laborde 03 Thomas M. Kitchen	The Board of Directors recommends that you vote FOR the nominees and the proposals listed above. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR the nominees and the proposals.

	Dated:	, 2004

(SIGNATURE OF SHAREHOLDER)

(SIGNATURE IF HELD JOINTLY)

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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Vote by Internet or telephone or Mail
24 Hours a Day, 7 Days a Week Internet and Telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet	OR	Telephone	OR	Mail
http://www.eproxy.com/stei		1-800-435-6710		Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

Thank you for voting.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

STEWARD ENTERPRISES, INC.

The undersigned hereby appoints William E. Rowe and Kenneth C. Budde, or any one or more of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Class A Common Stock of Stewart Enterprises, Inc. held of record by the undersigned on February 17, 2004 at the Annual Meeting of Shareholders to be held on April 13, 2004, or any adjournment thereof.

(Please See Reverse Side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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